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                                                                       EXHIBIT j




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in this Post-Effective Amendment No. 16 to the Registration Statement of Bridgeway Fund, Inc. on Form N-1A ("Registration Statement") of our reports dated September 16, 2002, relating to the financial statements and financial highlights, as applicable for each of the Portfolios included in Bridgeway Fund, Inc., which appears in the June 30, 2002 Annual Report to Shareholders of Bridgeway Fund, Inc., which is also included in the Registration Statement. We also consent to the references to us under the headings "General Information" and "Independent Accountants" in the Prospectus, Financial Highlights, and the Statement of Additional Information.






September 16, 2002
Houston, Texas